EXHIBIT 99.1

Agenus Reports Fourth Quarter and Full Year 2022 Financial Results and Outlines 2023 Objectives

  Botensilimab plus balstilimab showed overall response rates of 23% in microsatellite stable colorectal cancer (MSS CRC), 50% in PD-(L)1 refractory non-small cell lung cancer (NSCLC) and in seven additional metastatic, late-line cancers in a total of more than 300 patients
  Randomized Phase 2 trials in MSS CRC, melanoma, and pancreatic cancers are underway; a confirmatory phase 3 trial in MSS CRC is expected to be launched in 2023
  Data demonstrating clinical benefit in MSS CRC, NSCLC, ovarian cancer, and sarcomas were presented in plenary sessions at ESMO GI, SITC, and CTOS in 2022, and in a late-breaking oral session at ASCO GI in January 2023
  Existing corporate collaborations have potential to generate up to $2.7B in future milestones plus royalties; nine new Phase 1 and 2 trials were launched by partners in 2022

LEXINGTON, Mass., March 14, 2023 (GLOBE NEWSWIRE) -- Agenus Inc. (Nasdaq: AGEN), an immuno-oncology company with a pipeline of immunological agents targeting cancer and infectious disease, today provided a corporate update and reported financial results for the fourth quarter and full year 2022.

"Agenus has entered 2023 with strong momentum across our extensive and diverse clinical pipeline of immuno-oncology programs. Our anchor programs, botensilimab (Fc-enhanced, multi-functional anti-CTLA-4) and balstilimab (anti-PD-1), show exciting potential in combination to treat a broad spectrum of treatment-resistant cancers," said Garo Armen, PhD, Chairman, and Chief Executive Officer of Agenus. "With the growing body of data demonstrating robust, consistent, and durable efficacy signals from a trial of over 300 patients across nine metastatic, late-line cancers, we are expediting the expansion of our botensilimab/balstilimab development program in MSS CRC and other priority indications.”

"The number of patients with solid tumors resistant to a variety of therapies, including current immunotherapies, is substantial. Existing treatment options for these patients after failure of initial standard treatments are limited and largely ineffective, resulting in a short overall survival rate," said Dr. Steven O'Day, Chief Medical Officer of Agenus. "Botensilimab’s clinical activity in advanced and refractory cancers has generated considerable interest from experts worldwide."

2022 Highlights

Botensilimab: Wholly Owned Lead Clinical Asset

Botensilimab’s clinical results have been presented at a late-breaking oral session at the American Society of Clinical Oncology (ASCO GI) in 2023, and in plenary sessions at the European Society for Medical Oncology (ESMO-GI), Connective Tissue Oncology Society (CTOS), the Society for Immunotherapy of Cancer (SITC) 2022 annual meetings, as well as at a company-hosted R&D Event ('The Road Taken'). The latest clinical study results, including those of the botensilimab and botensilimab/balstilimab combination, demonstrate durable responses and significant benefits compared to that reported for standard of care and other investigational therapies in patients with treatment-resistant tumors.

  MSS CRC: most recent data update presented at ASCO GI

  Out of 70 evaluable patients:

  Survival:
    12-month overall survival rate of 63%, including 81% for patients with no active liver metastases, and 40% for patients with active liver metastases, indicating clinical benefit across all patient populations.
      Standard of care reported a 12-month overall survival rate of approximately 25%, inclusive of patients with and without active liver metastases.1,2
    Median overall survival has not been reached.

  Objective responses:
    Overall response rate of 23%.
      Other PD-(L)1 + CTLA-4 combination regimens in comparable patient populations have reported response rates of 1-5%.3,4
    69% of objective responses were ongoing at the data cut-off.
    Disease control rate was 76% (complete response + partial response + stable disease).

  Ovarian: most recent data update presented at SITC

  Out of 19 evaluable patients:

  Objective responses:
    Overall response rate was 26%.
      Other PD-(L)1 + CTLA-4 combination regimens in comparable patient populations reported response rates of 3-10%.5,6
    Median duration of response has not been reached.
    Disease control rate was 63%.

  Sarcoma: most recent data update presented at CTOS

  Out of 13 evaluable patients:

  Survival:
    12-month overall survival rate of 77%.
    Median overall survival has not been reached.

  Objective responses:
    Overall response rate of 46%.
      Other PD-(L)1 + CTLA-4 combination regimens in a comparable patient population reported response rates of 12-16%.7,8
    67% of objective responses were ongoing at the data cut-off.
    Disease control rate was 69%.

  Anti-PD-(L)1 Relapsed/Refractory NSCLC: most recent data update presented at SITC

  Out of 8 evaluable patients:
  Objective responses:
    Overall response rate of 50%.
      Other PD-(L)1 + CTLA-4 combination regimens in comparable patient populations reported response rates of 6-13%.9,10
    Median duration of response has not been reached.
    Disease control rate was 75%.

Since SITC, a total of 4 out of 8 evaluable NSCLC patients have showed objective responses, consistent with the 50% overall response rate reported at SITC 2022.

Botensilimab: Key Catalysts for 2023

  Complete enrollment of the randomized Phase 2 ACTIVATE study in MSS CRC of botensilimab and the botensilimab/balstilimab combination compared to standard of care
  Complete enrollment of Phase 2 ACTIVATE studies of botensilimab in melanoma and pancreatic cancer
  Expect to launch a Phase 3 confirmatory study of botensilimab/balstilimab in MSS CRC
  Continue enrollment of PD-(L)1 relapse/refractory NSCLC patients in the ongoing Phase 1b study; design randomized phase 3 study with potential launch in 2023 if response rates persist in expanded Phase 1b.
  Present additional data from the botensilimab/balstilimab Phase I/II cohorts at upcoming medical conferences, including an oral plenary session at the Society of Gynecologic Oncology 2023 Annual Meeting in March with updated data from the ovarian cohort.

Clinical Pipeline of Majority-Owned Assets and Strategic Partnerships

Majority-Owned Assets:

  AGEN2373 (CD137 agonist): Currently enrolling a Phase 1b combination study with botensilimab in PD-1 relapsed/refractory melanoma. We expect to complete dosing of this study in the first half of 2023. The onset of this trial triggered a milestone payment from partner Gilead, who has an exclusive option to license AGEN2373.
  AGEN1571 (ILT2 antagonist): The first patient was dosed in a Phase 1 dose-escalating and expansion study in patients with advanced solid tumors. The study will evaluate safety and tolerability as a single agent and in combination with botensilimab and balstilimab.

Strategic Partnerships:

  MK-4830 (ILT4 antagonist discovered by Agenus): Merck has initiated a randomized Phase II study evaluating MK-4830 in combination with pembrolizumab and chemotherapy in ovarian cancer, and two Phase I/II studies, evaluating MK-4830 in combination with pembrolizumab and chemotherapy or lenvatinib in advanced esophageal cancer. Additional Phase II studies are ongoing in advanced NSCLC, extensive stage small cell lung cancer, stage IV MSI-H colorectal cancer, second line plus renal cell carcinoma, and stage III melanoma.
  INCAGN2385 (LAG-3 antagonist discovered by Agenus) and INCAGN2390 (TIM-3 antagonist discovered by Agenus): Incyte launched Phase II studies evaluating INCAGN2385 and INCAGN2390 in combination with retifanlimab in melanoma, squamous cell carcinoma of the head and neck, and endometrial cancer.
  INCAGN1876 (GITR agonist discovered by Agenus): Incyte launched a Phase II study evaluating INCAGN1876 in combination with retifanlimab in squamous cell carcinoma of the head and neck.
  BMS-986442 (AGEN1777; TIGIT bispecific discovered by Agenus): BMS launched a Phase I/II study evaluating BMS-986442 in combination with nivolumab +/- chemotherapy in patients with advanced solid tumors and non-small cell lung cancer.
  UGN-301 (zalifrelimab intravesical solution; anti-CTLA-4): UroGen launched a Phase I study evaluating UGN-301 as monotherapy and in combination with other agents, including UGN-201, in patients with non-muscle invasive bladder cancer.

Additional 2023 Catalysts and Operational Objectives:

  Complete enrollment of the Phase 1b study of AGEN2373 (anti-CD137) and botensilimab in melanoma.
  Initiate combination cohorts of AGEN1571 (anti-ILT2) with botensilimab and balstilimab.
  Potential income from existing and future collaborators.
  Advance 7 existing clinical collaborations evaluating combinations of external agents with our PD-1 and CTLA-4 antibodies sponsored and executed by partners.

Fourth Quarter and Full Year 2022 Financial Results:

As of December 31, 2022, we had a cash, cash equivalent and short-term investment balance of $193 million, compared to $218 million and $307 million on September 30, 2022, and December 31, 2021, respectively. For the fourth quarter ended December 31, 2022, we recognized revenue of $28 million and incurred a net loss of $74 million (including non-cash expenses of $33 million) or $0.24 per share. For the year ended December 31, 2022, we recognized revenue of $98 million and incurred a net loss of $231 million (including non-cash expense of $96 million), or $0.78 per share. Revenue includes revenue under our collaboration agreements, revenue related to non-cash royalties earned, milestones received, and revenue from Agenus owned CROs.

Financial Highlights
(in thousands, except per share data)
(unaudited)

	December 31,
	2022	2021

Cash, cash equivalents and short-term investments	$193,358	$306,923

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021

Revenues, research and development	$3,755	$2,157	$16,975	$244,422
Revenues, non-cash royalty	18,284	15,452	45,285	44,355
Revenues, royalty sales milestone	-	-	25,250	-
Revenues, other	6,347	2,652	10,514	6,888

Total Revenue	28,386	20,261	98,024	295,665

Research and development expenses	53,279	53,486	186,691	178,608
General and administrative expenses	25,036	21,971	81,007	76,359
Cost of service revenue	7,693	881	10,568	3,470
Other income	(3,918)	(2,744)	(10,944)	(3,951)
Non-cash interest expense	18,326	16,324	62,955	64,619
(Gain) loss related to debt	1,937	-	(782)	(6,197)
Non-cash contingent consideration fair value adjustment	135	(2,050)	(815)	11,481
Net loss	$(74,102)	$(67,607)	$(230,656)	$(28,724)

Net loss per share attributable to Agenus Inc. common stockholders	$(0.24)	$(0.26)	$(0.78)	$(0.11)

Cash provided by (used in) operations	$(47,338)	$(22,927)	$(175,373)	$10,145
Non-cash operating expenses	$32,777	$17,743	$95,591	$99,164

Conference Call

Date: March 14, 2023, 8:30am ET
Dial-in numbers: 646-307-1963 (US-NY) & 800-715-9871 (Ex-US)
Event ID: 2699739

Webcast

A webcast and replay of the conference call will be accessible from the Events & Presentations page of the Company’s website at https://investor.agenusbio.com/events-and-presentations and via https://edge.media-server.com/mmc/p/p9dyor73.

References
1 Mayer et al. NEJM 2015
2 Grothey et al. Lancet 2013
3 Chen et al. JAMA Oncol. 2020
4 Overman et al. ASCO 2016
5 https://clinicaltrials.gov/ct2/show/results/NCT01928394
6 Hinchcliff et al. Gynecologic Oncology 2021
7 D’Angelo et al. Lancet Oncology 2018
8 Somaiah et al. Lancet Oncology 2022
9 https://clinicaltrials.gov/ct2/show/results/NCT02750514
10 Fisher et al. ASCO 2019

About Botensilimab

Botensilimab is a novel, multifunctional CTLA-4 investigational antibody that has been designed to extend clinical benefits to “cold” and refractory tumors that do not respond to standard of care or investigational therapies. In addition to binding to the CTLA-4 receptor, its Fc enhanced structure induces a memory immune response, downregulates regulatory T cells, and delivers better priming and activation of T cells, thereby amplifying immune responses.

In a Phase 1b clinical study of more than 300 patients, botensilimab has demonstrated clinical responses in nine solid tumor cancers, either alone or in combination with Agenus’ PD-1 antibody, balstilimab. Agenus is conducting global, randomized Phase 2 trials in microsatellite-stable colorectal cancer (MSS CRC), pancreatic cancer, and melanoma as part of its ACTIVATE trial program. A global Phase 3 trial in MSS CRC is expected to launch in 2023.

About Agenus

Agenus is a clinical-stage immuno-oncology company focused on the discovery and development of therapies that engage the body's immune system to fight cancer and infections. The Company's vision is to expand the patient populations benefiting from cancer immunotherapy by pursuing combination approaches that leverage a broad repertoire of antibody therapeutics, adoptive cell therapies (through its subsidiary MiNK Therapeutics), and adjuvants (through its subsidiary SaponiQx). The Company is equipped with a suite of antibody discovery platforms and a state-of-the-art GMP manufacturing facility with the capacity to support clinical programs. Agenus is headquartered in Lexington, MA. For more information, please visit www.agenusbio.com and our Twitter handle @agenus_bio. Information that may be important to investors will be routinely posted on our website and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements relating to our technologies, therapeutic candidates, and capabilities, for instance, statements regarding therapeutic benefit and efficacy, mechanism of action, potency, durability, and safety and tolerability profile of our therapeutic candidates, both alone and in combination with each other and/or other agents; statements regarding future plans, including research, clinical, regulatory, and commercialization plans; and any other statements containing the words "may," "believes," "expects," "anticipates," "hopes," "intends," "plans," "will" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission and available on our website: www.agenusbio.com. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Contact

Agenus Inc.
Zack Armen
Head of Investor Relations
917-362-1370
zack.armen@agenusbio.com